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                                                             Exhibit 10(a)

                          AMENDED EMPLOYMENT AGREEMENT

This is an Amended Employment Agreement made as of November 9, 1993, by and between Boatmen's Bancshares, Inc. (the "Company") and Andrew B. Craig, III ("Employee").

     WHEREAS, the Company and Employee entered into an Employment Agreement as of January 28, 1985, amended it as of December 13, 1988, and August 8, 1989, and now desire to amend that Employment Agreement, as so amended, in its entirety;

     NOW THEREFORE, in consideration of the mutual promises contained herein, and intending on being legally bound, the parties hereto agree that their Amended Employment Agreement ("Agreement") shall be in its entirety as follows:

1.  Term.  Subject to the provisions for termination as hereinafter provided,
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the term of this Agreement commenced on January 28, 1985, and shall terminate on March 31, 1996.

2.  Duties.  Employee shall serve as Chief Executive Officer of the Company
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or a senior officer as the Board of Directors of the Company shall determine from time to time. Employee shall devote his full time and attention and best efforts to the performance of such duties.

3.  Compensation.  For all services rendered by Employee under this agreement,
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the Company shall pay or cause Employee to be paid a base compensation of at least Six Hundred Thousand Dollars ($600,000) per year and such increased base compensation as the Board of Directors may authorize at their discretion from time to time. Employee's base compensation for purposes of this Agreement shall include such increased base compensation and in no event shall such base compensation be reduced during the term of this Agreement.
The Company may also pay Employee incentive compensation in such amounts as the Compensation Committee or the Board of Directors shall determine.

4.  Payment on Death.  In the event of the Employee's death during the term
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of this Agreement, a renewal thereof, or when payments are being made pursuant to Paragraph 10 hereof, the Company shall pay to the designated beneficiaries of Employee the compensation which would otherwise be payable to Employee up to the end of the month in which his death occurs.

5.  Retirement Benefits.  Employee's retirement benefits shall not be less
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than those that would be provided him under the terms of the Boatmen's
Bancshares, Inc. Retirement Plan for Employees and the Boatmen's Supplemental Retirement Plan in effect as of November 9, 1993, or as such benefits shall be increased, whether or not such benefits shall be decreased or eliminated. The obligations of the Company pursuant to this paragraph shall survive the termination of this Agreement.


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 6.  Rights Under Other Plans.  The Company and Employee agree that nothing
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contained herein is intended to or shall be deemed to affect any of Employee's rights as a participant under any retirement, stock option or purchase, insurance, bonus or similar plan of the Company now or hereafter in effect.

 7.  Assignment.  The rights and obligations of the Company under this
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Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. Employee's rights and obligations under this Agreement shall be non-assignable.

 8.  Termination of this Agreement.
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     (a)  The Company may terminate the employment of the Employee with or without cause prior to the expiration of this Agreement. In such event, this Agreement shall be terminated, except that the Company shall (i) continue to pay Employee the base compensation for the full term of this Agreement pursuant to Paragraph 3 of this Agreement, (ii) provide retirement benefits pursuant to Paragraph 5 of this Agreement accrued through the effective date of the termination and (iii) continue to have the obligations set forth in Paragraph 10 of this Agreement.

     (b) Voluntary termination of employment by the Employee shall terminate this Agreement in its entirety except as provided in Paragraphs 5 and 10 hereof.

 9.  Termination in the Event of an Act of Dishonesty.  The obligation of the
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Company to pay compensation and supplemental retirement and death benefits to
Employee as specified in Paragraphs 3, 4, 5, 8, and 10 of this agreement shall not exist if Employee has been terminated as a result of an act of dishonesty on his part involving a shortage, loss or theft of funds or property of the Company or its affiliates.

10.  Termination after Change of Control.  If the employment of Employee by
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the Company is terminated by the Company, except under paragraph 9 of this
Agreement, prior to his sixty-fifth birthday and either during the six months before or the three years after a "Change of Control", as such term is defined in the Boatmen's Supplemental Retirement Plan in effect as of November 9, 1993, or by Employee prior to his sixty-fifth birthday and either during the six months before or the year after a "Change of Control," Employee shall receive at a minimum the base compensation set forth in Paragraph 3 of this Agreement for a period of three (3) years from the date of such termination or until his sixty-fifth birthday, whichever period is shorter. Any amounts payable pursuant to Paragraph 8(a)(i) of this Agreement or similar provisions of later employment agreements between the Company and Employee shall be applied against this obligation, so that termination payments of base compensation under this Paragraph 10 shall be made only to the extent they may exceed those paid under Paragraph 8(a)(i).

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The obligations of the Company as set forth in this Paragraph 10 shall (i)
survive the termination of this Agreement, (ii) survive the termination of any later employment agreements between Employee and the Company and (iii) remain in full force and effect even if the employment of Employee by the Company becomes an employment at will as opposed to an employment for a fixed term.

11.  Entire Agreement.  This instrument contains the entire agreement of the
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parties. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.


                                         BOATMEN'S BANCSHARES, INC.



                                         By /s/ PHILIP N. MCCARTY
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                                            /s/ ANDREW B. CRAIG, III
                                            ----------------------------------
                                            ANDREW B. CRAIG, III






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